UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2018

RW Holdings NNN REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-55776	47-4156046
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3090 Bristol Street, Suite 550
Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (855) 742-4862

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 4.01.	Changes in Registrant’s Certifying Accountant.

(a) Dismissal of Independent Registered Public Accounting Firm

On May 21, 2018, the Audit Committee of the Board of Directors (the “Committee”) of RW Holdings NNN REIT, Inc. (the “Company”) completed a process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. This process included an evaluation of the historical and expected audit fees of the Company. As a result of this process, the Committee approved the engagement of Squar Milner LLP (“Squar Milner”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

On May 22, 2018, the Company informed Ernst & Young LLP (“E&Y”) that it had been dismissed as the Company’s independent registered public accounting firm, effective May 21, 2018.

The reports of E&Y on the Company’s consolidated financial statements for each of the two fiscal years ended December 31, 2016 and 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles generally accepted in the United States (“GAAP”). In connection with the audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2016 and 2017, and in the subsequent interim period through May 21, 2018, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and E&Y on any matters of GAAP or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the subject matter of the disagreement in its report on the financial statements for such years.

In the fiscal years ended December 31, 2016 and 2017 and in the subsequent interim period through May 21, 2018, there were no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K), except that, as reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Company concluded that its internal control over financial reporting was not effective as of December 31, 2016 due to the existence of material weaknesses in the Company’s internal control over financial reporting related to (1) the lack of sufficient qualified resources to be able to produce accurate and complete financial statements and disclosures in a timely manner and (2) lack of established processes relating to the preparation and review of analyses and reconciliations necessary to execute a timely financial close resulting in accurate financial information. The Committee has discussed the material weaknesses in the Company’s internal control over financial reporting with E&Y and has authorized E&Y to respond fully to any inquiries of Squar Milner concerning such material weaknesses.

Management, with the concurrence and oversight of the Committee, developed and has implemented its plan to remediate the material weaknesses. Following an analysis of the accounting and financial reporting organization of the Company’s advisor, BrixInvest, LLC, additional positions have been created. In addition, in October 2017, a review and documentation of the financial close process began and a plan was developed to test the design and implementation of key controls related to the financial close and related processes. During the quarter ended December 31, 2017, as part of the remediation plan, management completed its review and documentation of the financial close and related processes and tested the design and implementation of key controls related to the financial close and related processes. The Company verified that the aforementioned controls were appropriately designed and implemented as of December 31, 2017. As a result, the Company believes that the material weaknesses were remediated as of December 31, 2017.

The Company provided E&Y with a copy of the disclosures contained in this Current Report on Form 8-K and requested that E&Y furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not E&Y agrees with the statements contained herein. A copy of that letter, dated May 25, 2018, from E&Y is filed as Exhibit 16.1 with this Current Report on Form 8-K.

(b) Engagement of New Independent Registered Public Accounting Firm

As set forth above, concurrent with the decision to dismiss E&Y as the Company’s independent registered public accounting firm, the Committee approved the engagement of Squar Milner as the Company’s new independent registered public accounting firm and the Company engaged Squar Milner as its independent registered public accounting firm on May 21, 2018.

During the Company’s fiscal years ended December 31, 2016 and 2017, and during the subsequent interim period prior to the engagement of Squar Milner, neither the Company, nor anyone on its behalf, has consulted Squar Milner with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that Squar Milner concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

16.1	Letter from Ernst & Young LLP, dated May 25, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RW HOLDINGS NNN REIT, INC.
(Registrant)

By:	/s/ Raymond J. Pacini
	Name:	Raymond J. Pacini
	Title:	Chief Financial Officer

Date: May 25, 2018